Exhibit 10.1

ExlService Holdings, Inc. (the “Corporation”) Term Sheet for Board Chairperson Vikram Talwar
Position	Chairperson of the Board of Directors of the Corporation (the “Board”)
Term	Begins April 1, 2011
Annual Retainer	To be paid from April 1, 2011. Amount to be decided by the Board or Compensation Committee.
Meeting and Other Fees	Based on the Corporation’s standard terms for Board members.
2010 Annual Bonus	Notwithstanding the Corporation’s bonus policy, amount to be paid at the same time and subject to the same performance conditions as would have applied had Mr. Talwar not given notice of his intention to end his employment term on March 31, 2011.
Vesting of Outstanding Equity Awards	Mr. Talwar’s outstanding and unvested equity awards shall continue to vest according to their respective vesting schedules so long as Mr. Talwar continues to serve as Chairperson.
Benefits After March 31, 2011

Mr. Talwar shall be entitled to the following benefits until the earlier of (1) March 31, 2013 or (2) Mr. Talwar’s departure from the Board:

•   Automobile and automobile-related expenses in India consistent with his existing employment agreement.

•   Home office in India consistent with his existing employment agreement.

•   Use of a full time executive assistant in India.

•   Corporation to (a) pay on behalf of Mr. Talwar and his dependents the cost of continued coverage under the Corporation’s group medical plan under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or (b) provide health benefits to Mr. Talwar and his dependents consistent with the benefits in effect on March 31, 2011.

•   Personal security for Mr. Talwar and his immediate family in India consistent with his existing employment agreement.

Taxes	Mr. Talwar will be responsible for all taxes applicable to the compensation and benefits set forth herein.